UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2007

___________________

CELSIA TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)
1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 20, 2007, Celsia Technologies, Inc. (the “Company”) issued Secured Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of $1,000,000 to certain purchasers (the “Noteholders”) pursuant to the terms of Securities Purchase Agreements dated as of February 20, 2007 by and between the Company and the Noteholders. The Notes carry an annual interest rate of 10%, with all principal and accrued interest being due and payable on June 20, 2007; provided, however, that upon the terms and subject to the conditions of the Notes, all outstanding principal and interest on the Notes will automatically convert into securities of the Company issued pursuant to a Company financing meeting certain conditions (a “Qualified Financing”), if such Qualified Financing is effectuated on or prior to June 20, 2007. All principal and accrued interest on the Notes shall become payable prior to June 20, 2007 upon certain events of default relating to, among things, the bankruptcy or dissolution of the Company, the sale of substantially all of the Company’s assets and certain breaches by the Company of the terms and conditions of the Notes and related agreements. The obligations evidenced by the Notes are secured by a pledge of substantially all of the Company’s assets, including the capital stock of Celsia Technologies UK Limited and Celsia Technologies Korea, Inc. (both subsidiaries of the Company). In connection with the issuance of the Notes, the Company’s Chief Executive Officer and Chief Financial Officer have agreed to transfer approximately 735,000 shares of Company common stock held by such executives to the Noteholders in the event that a Qualified Financing does not occur on or prior to June 20, 2007.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007	CELSIA TECHNOLOGIES, INC.

	By:	/s/ Michael Karpheden
Name: Michael Karpheden
Its: Chief Financial Officer